ENERGY TRANSFER EQUITY ANNOUNCES TWO-FOR-ONE UNIT SPLIT
Dallas, Texas – May 28, 2015 - Energy Transfer Equity, L.P. (NYSE: ETE) (the “Partnership”) today announced a two-for-one split of the Partnership’s outstanding common units (the “Unit Split”). The Unit Split will be effected by a distribution of one common unit for each common unit outstanding and held by unitholders of record at the close of business on July 15, 2015. The Unit Split is expected to be completed on July 24, 2015.
Following completion of the Unit Split, the Partnership expects to have 1,078,468,046 common units outstanding. The Partnership’s distribution levels will be adjusted proportionately.
Energy Transfer Equity, L.P. (NYSE:ETE) is a master limited partnership which owns the general partner and 100% of the incentive distribution rights (IDRs) of Energy Transfer Partners, L.P. (NYSE: ETP), approximately 23.6 million ETP common units, approximately 81.0 million ETP Class H Units, which track 90% of the underlying economics of the general partner interest and IDRs of Sunoco Logistics Partners L.P. (NYSE: SXL), and 100 ETP Class I Units. On a consolidated basis, ETE’s family of companies owns and operates approximately 71,000 miles of natural gas, natural gas liquids, refined products, and crude oil pipelines.
Statements about the Unit Split may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETE, and a variety of risks that could cause results to differ materially from those expected by management of ETE. ETE undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Contacts
Investor Relations:
Energy Transfer
Brent Ratliff, 214-981-0700
Lyndsay Hannah, 214-840-5477
Or
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Vicki Granado, 214-599-8785
214-498-9272 (cell)